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                                                                Exhibit 12

                      HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

                                   STATEMENT OF RATIOS



                                                For the years ended December 31,
                                                     (dollars in thousands)
                                       ------------------------------------------------

                                         1996      1995      1994      1993      1992
                                       --------  --------  --------  --------  --------
Gross premium to surplus ratio:

  Gross written premium                230,755   238,958   192,878   123,650    75,119
  Policyholders' surplus               212,194   177,317   134,464   102,803    39,146
  Premium to surplus ratio (1)           108.7%    134.8%    143.4%    120.3%    191.9%

(Gross premium to surplus ratio = gross written premium divided by policyholders' surplus)


Net premium to surplus ratio:

  Net written premium                   96,776    98,786    59,694    38,556    25,618
  Policyholders' surplus               212,194   177,317   134,464   102,803    39,146
  Premium to surplus ratio (1)            45.6%     55.7%     44.4%     37.5%     65.4%

(Net premium to surplus ratio = net written premium divided by policyholders' surplus)


Loss ratio:

  Incurred loss and LAE                 52,663    50,721    30,237    21,774    17,125
  Net earned premium                    93,314    80,011    46,834    32,663    25,875
  Loss ratio (1)                          56.4%     63.4%     64.6%     66.7%     66.2%

(Loss ratio = incurred loss and LAE divided by net earned premium)


Expense ratio:

  Underwriting expense                  15,137    11,372     6,076     5,540     5,561
  Net written premium                   96,776    98,786    59,694    38,556    25,618
  Expense ratio (1)                       15.6%     11.5%     10.2%     14.4%     21.7%

(Expense ratio = underwriting expense divided by net written premium)


  Combined ratio (1)                      72.0%     74.9%     74.8%     81.1%     87.9%

(Combined ratio = loss ratio plus expense ratio)

(1) Calculated for the Company's insurance company subsidiaries on the basis of statutory accounting principles.